EXHIBIT 99.1

National Penn Bancshares 4th Quarter 2006 Earnings Conference
Tuesday, January 23, 2007 - 1 pm ET

Wayne Weidner; National Penn Bancshares, Inc.; Chairman
Glenn Moyer; National Penn Bancshares, Inc.; President & CEO
Gary Rhoads; National Penn Bancshares; Treasurer & CFO
Michelle H. Debkowski; National Penn Bancshares; Chief Accounting & IR Officer

QUESTIONS AND ANSWER SEGMENT

Wayne Weidner: This ends our planned remarks and we'll now address questions that have been received during the course of our discussion.

Michelle Debkowski: Thank you, Wayne. We had a few questions presented during the webcast that I'd like to review at this time. We had several questions regarding nonrecurring income and expense, as well as recurring income and expense. And I'll direct those to you, Gary.

First, what is the fourth quarter $1.3 million nonrecurring income item?

Gary Rhoads: As I alluded to in my comments, that represents gains on the sale of two buildings, one of which was a former branch location that we moved to a new facility, and the other is from the sale of excess space subsequent to space consolidation.

Michelle Debkowski: Why did non-interest expenses spike in the fourth quarter '06 from the third quarter '06?

Gary Rhoads: This is a number of items. The largest items include $800,000 in routine operating losses in the normal course of business that include check theft, robbery, and litigation resolution, about $500,000 is increased marketing and branding expense, and about $375,000 is the timing of legal and examination expenses.

Michelle Debkowski: This one addresses other recurring fee income. What drove the fourth quarter '06 spike in that category?

Gary Rhoads: This recurring income is from equity method investments that is periodic, but unpredictable. And for instance, as mentioned in my comments, in the fourth quarter of 2005 we had gains of $1.2 million in this category.

Michelle Debkowski: What is the fourth quarter nonrecurring expense item, Gary?

Gary Rhoads: The fourth quarter nonrecurring expense item, which is a credit, represents the insurance recovery on the loan fraud. And again, that closes out that episode in our history.

Michelle Debkowski: And are the nonrecurring items shown before or after tax?

Gary Rhoads: All of the nonrecurring items are before tax.

Michelle Debkowski: Why did service charges decline in the fourth quarter from the third quarter?

Gary Rhoads: That represents lower service charges on deposit accounts.

Michelle Debkowski: And we also had a question on BOLI [ Bank Owned Life Insurance]. Did your BOLI policy change in the fourth quarter or did we have a payout in the fourth quarter?

Gary Rhoads: The fourth quarter BOLI increase represents what we're calling a restructuring of our BOLI portfolio. We had a 1035 exchange on some of our policies. We have improved yields on the portion of our BOLI portfolio, plus we added an additional 8 million in BOLI during the late third quarter. So that affected the fourth quarter return.

Michelle Debkowski: Also with respect to the fourth quarter, can you give us some color on the increases in salaries and benefits expenses?

Gary Rhoads: That relates to year-end incentive plan payouts.

Michelle Debkowski: The effective tax rate was lower in fourth quarter '06 than in previous quarters. Can you tell us what a good run rate for that item would be?

Gary Rhoads: The run rate--it was lower in the fourth quarter. But a good run rate would be in the 24 to 24.5% range annually.

Michelle Debkowski: Did the current quarter's tax expense include any adjustments that would make the 22.3% for the quarter not a good number to use going forward?

Gary Rhoads: Right.  Again, that would be the year-end true-ups are what affected that rate in the fourth quarter. And we would project a 24 to 24.5% rate on an annual basis.

Michelle Debkowski: And Gary, why is there a difference in expense amounts between total expenses on the short version of the income statement and the detailed version on page two of five?

Gary Rhoads: The differences there relate to the nonrecurring items that we split out separately in the detailed version.

Michelle Debkowski: And finally, can you provide some color on the various forces impacting net interest margin, for example, are CDs continuing to reprice upward? Is there any easing in competitive pricing for pressures for loans and deposits? And how do spreads on new loans compare to those on existing loans?

Gary Rhoads: Okay. Taking those one at a time, CDs still continue to reprice upward although pricing pressures have eased somewhat in the past month or two for CDs. Loans priced off of prime, which is at 8.25% at the moment, are refinancing into lower fixed rate loans, which is a function of the inverted yield curve and the competitive environment. The weighted average rates of new loans are higher than the portfolio rates, but loan pricing is still very competitive.

Michelle Debkowski: Thank you, Gary. Glenn, two questions for you. Wealth management revenues increased sharply in the fourth quarter. Is it a good run rate going forward?

Glenn Moyer: I'll take that, Michelle. The sharp increase I think would be when compared to the fourth quarter of '05 and I believe we provided the explanation of that. Compared to the third quarter, we're up about 10% over the third quarter. We continue to be pleased with this segment's performance. And we think this amount is a reasonable run rate as we enter 2007.

Michelle Debkowski: One final question for you, Glenn. Have you seen any deterioration in such items as 30 to 89-day delinquencies, borrowers' financial condition, et cetera?

Glenn Moyer: If we look at the delinquencies at 12/31/06, we will find that they were certainly low by any historical standards for us, being .23%. So, no, we have not seen any deterioration in payment performance. In terms of the borrowers' financial condition, we have not seen any material change. But that's an ongoing part of our very active credit risk management function.

Michelle Debkowski: Thank you, Glenn. We did get a couple of last minute questions here. Gary, I'll address this one to you. What changes did you make to deposit pricing? And has there been any easing in the degree of competition since third quarter of '06?

Gary Rhoads: CD prices have eased since August of '06. But we still see some competitors offering higher rates out there. It has become a little bit more rational though recently.

Michelle Debkowski: And Glenn, one question for you. Where did the unfunded loan backlog end the year, and how does that compare to September 30?

Glenn Moyer: Michelle, I don't have specific numbers here with me. I can tell you this. We enjoyed a strong loan growth month in December. And so, that might flatten our loan pipeline somewhat. But I believe from everything we've heard and the numbers we monitor, we would still consider our loan backlog to be solid. Consumer loan volume we reported did slow during the fourth quarter. And probably that's likely to continue at least into the early part of '07.

Michelle Debkowski: Gary, two final last questions that came in for you. Where did the duration of the securities portfolio and 12-month interest sensitivity gap end the year?

Gary Rhoads: The duration of the securities portfolio lengthened during the year as shorter term, lower yielding securities matured and were replaced with longer duration, higher yielding securities, much of them in our municipal portfolio.

Michelle Debkowski: And the final question. Equity method income that was recorded in fourth quarter of '06 was--amounted to how much?

Gary Rhoads: That was approximately $2.6 million.

Michelle Debkowski: Okay. Thank you very much. And this concludes our presentation. We thank you for joining us.